                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-56993

                             WAL-MART STORES, INC.

                       14,710,000 SHARES OF COMMON STOCK

          This Prospectus relates to 14,710,000 shares (the "Shares") of Common Stock, par value $0.10 per share ("Common Stock"), of Wal-Mart Stores, Inc. ("Wal-Mart" or the "Company"), which may be offered by the selling stockholders named herein or their respective distributes, pledgees, donees, transferees or other successors in interest (the "Selling Stockholders") from time to time. The Company will receive no part of the proceeds from sales of the Shares offered hereby.

          Shares of the Common Stock are listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange ("PSE") under the trading symbol "WMT." On June 12, 1998, the closing price of the Common Stock on the NYSE was $58.8125 per share.

          The Shares will be sold either directly by the Selling Stockholders or through underwriters, brokers, dealers, or agents. At the time any particular offer of Shares is made, if and to the extent required, the specific number of Shares offered, the offering price, and the other terms of the offering, including the names of any underwriters, dealers, or agents, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.

          Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions in transactions involving ordinary and customary brokerage commissions made on the NYSE, on other national securities exchanges on which the Common Stock is traded, in the over-the-counter market, or through negotiated transactions.

          Walton Enterprises, L.P., a Delaware limited partnership (the "Partnership"), has agreed to pay all expenses incurred by the Company in connection with the registration of the Shares and the offers and sales of the Shares pursuant to this Prospectus. The Selling Stockholders will pay any underwriting discounts and commissions, and transfer taxes incurred in connection therewith.

                      ____________________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                      ____________________________________


          NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                 The date of this Prospectus is June 22, 1998.
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                             AVAILABLE INFORMATION

          The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Room of the Commission at its principal office in Washington, D.C. The Commission maintains a site on the World Wide Web that contains documents filed electronically with the Commission. The address of the Commission's web site is http://www.sec.gov, and the materials filed electronically by the Company may be inspected at such site. In addition, the materials filed by the Company at the New York Stock Exchange may be inspected at the Exchange's offices, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

          The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), concerning the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus, or in any document incorporated by reference herein, as to the contents of any document are summaries of such documents and are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being hereby qualified in all respects by such reference. The Registration Statement, including the exhibits thereto, is on file at the offices of the Commission and may be inspected and copied as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 1-6991) pursuant to the Exchange Act are incorporated herein by reference: The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 as filed with the Commission on April 23, 1998, the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998 as filed with the Commission on June 15, 1998, the Company's Current Reports on Form 8-K as filed with the Commission on February 5, 1998, June 4, 1998 and June 9, 1998, and the description of the Common Stock contained in the Company's Form 8-A as filed with the Commission on October 26, 1971, and including any amendment or report heretofor or hereafter filed for the purpose of updating the description of the Common Stock contained therein.

    All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the Registration Statement or this Prospectus except as that statement is so modified or superseded.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) are available, without charge, to any person to whom this Prospectus is delivered, upon written or oral request to: Allison D. Garrett, Assistant Secretary, Wal-Mart Stores, Inc., Corporate Offices, 702 S.W. Eighth Street, Bentonville, Arkansas 72716, telephone number (501) 273-4505.

                                  THE COMPANY

    The following summary of the business of the Company is qualified in its entirety by and should be read together with the more detailed information and financial statements incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

    The Company is the world's largest retailer as measured by total revenues. It is principally engaged in the operation of mass merchandising stores that serve its customers primarily through the operation of three segments. The Wal-Mart Stores segment includes the Company's discount stores and Supercenters in the United States. The Sam's Clubs segment includes the warehouse membership clubs in the United States. The international segment of the Company's business includes all of the Company's operations in Argentina, Brazil, Canada, China, Germany, Mexico and Puerto Rico. At January 31, 1998, the Company operated 1,921 discount stores, 441 Supercenters, and 443 Sam's Clubs in the United States, and it had operations in all 50 states. At that date, the Company also operated nine units in Argentina, eight units in Brazil, 144 units in Canada, three units in China, 21 units in Germany, 402 units in Mexico and 14 units in Puerto Rico. The units operated by the Company's international segment represent a variety of retail formats. The Company maintains its principal offices at 702 S.W. Eighth Street, Bentonville, Arkansas 72716. Its telephone number there is (501) 273-4000.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

    The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock owned by the Selling Stockholders which are covered by this Prospectus. Each of the Selling Stockholders owns beneficially shares of the Common Stock in addition to those registered for sale pursuant to this Prospectus.

       NAMES OF SELLING STOCKHOLDERS(1)             SHARES REGISTERED FOR RESALE
       -----------------------------                ----------------------------
                                                       Number      Percentage(2)
                                                    ------------   -------------
Walton Enterprises, L.P.                             14,710,000          *

_______________
(*)     Less than 1%.
(1) Includes any distributees, pledgees, donees, transferees or other successors in interest of any Selling Stockholders. Information concerning the identity of any such persons and their sales of shares of Common Stock will be set forth in an amendment or supplement to this Prospectus. See "Plan of Distribution."
(2) Computed based upon 2,235,430,297 shares of Common Stock outstanding on May 29, 1998.

                              PLAN OF DISTRIBUTION

    The Selling Stockholders or their respective distributees, pledgees, donees, transferees or other successors in interest may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or other national securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange, and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling

Stockholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event any Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

    Pursuant to the Registration Rights Agreement, dated as of March 16, 1998 (the "Registration Rights Agreement"), by and among the Company, the Partnership, and certain distributees of the Partnership (collectively, the "Partners"), the Company has agreed to register pursuant to one registration statement up to 25,000,000 Shares for resale as described above. The Partnership has agreed to pay the Company's expenses in connection with such registration. The Selling Stockholders and the Company have agreed to indemnify each other against certain civil liabilities, including certain liabilities under the Securities Act, in connection with the registration of the Shares and the resale of the Shares pursuant to the Registration Statement.

                                 LEGAL MATTERS

    Certain legal matters in connection with the validity of the Shares offered hereby have been passed upon for the Company by Allison D. Garrett, Senior Corporate Counsel to the Company. Allison Garrett beneficially owns 1,399 shares of Common Stock.

                                    EXPERTS

    The consolidated financial statements of Wal-Mart Stores, Inc. and subsidiaries incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes and incorporates by reference certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be included under "The Company" and "Use of Proceeds" among other places, and in certain portions of the Company's reports, proxy statements, information statements and other information incorporated herein by reference. Such forward-looking statements may include statements that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), expansion and other development trends of industry segments in which the Company is active, business strategy, expansion and growth of the Company's business and operations and other such matters. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by or on behalf of the Company. Many of these factors have previously been identified in filings or statements made by or on behalf of the Company.

    All phases of the Company's operations are subject to influence outside its control. Any one, or a combination, of these factors could materially affect the results of the Company's operations. These factors include competitive pressures, inflation, consumer debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions. Forward-looking statements made by or on behalf of the Company are based on a knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results may differ from those in the forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company assumes no obligation to update any such forward-looking statements.

                               TABLE OF CONTENTS
                                                                        Page

     Available Information.............................................  2
     Incorporation of Certain Documents by Reference...................  3
     The Company.......................................................  4
     Use of Proceeds...................................................  4
     Selling Stockholders..............................................  4
     Plan of Distribution..............................................  4
     Legal Matters.....................................................  5
     Experts...........................................................  5
     Special Note Regarding Forward-Looking Statements.................  6